Exhibit 99.1

ACIH, INC. ANNOUNCES PRICING OF SENIOR DISCOUNT NOTES OFFERING

DALLAS, TX (December 22, 2004) – ACIH, Inc. (“ACIH”), a Delaware corporation that will become the parent company of Atrium Companies, Inc. (“ACI”), announced that on December 21, 2004 it priced an offering of $174.0 million aggregate principal amount at maturity ($124.9 million approximate gross proceeds) of 11½% Senior Discount Notes due 2012. Interest will accrue on the notes in the form of an increase in the accreted value of the notes prior to December 15, 2007. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears, commencing in 2008, at the rate of 11½% per annum. The notes will have an initial accreted value of $717.91 per $1,000 principal amount at maturity of the notes.

The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933 (“Securities Act”) and outside the United States in compliance with Regulation S of the Securities Act.

The net proceeds of the offering will be used to consummate a comprehensive refinancing plan, which includes, among other things, a cash tender offer and consent solicitation for all of ACI’s outstanding 10½% Senior Subordinated Notes due 2009 and the repayment of all outstanding borrowings under ACI’s existing senior secured credit facility.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ACI, based in Dallas, Texas, is one of the largest manufacturers and suppliers of residential windows in North America, with pro forma net sales exceeding $775 million for the twelve months ended September 30, 2004, approximately 7,000 employees and 80 manufacturing facilities and distribution centers in 22 states and Mexico.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks. Those and other risks are described in the ACI’s filings with the Securities and Exchange Commission (the “SEC”) made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from ACI’s Chief Financial Officer.

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